Exhibit 99.1

A letter from David L. Lucchino Chief Executive Officer

Dear fellow shareholders,

This past year was one of tremendous progress for Frequency Therapeutics, and I could not be more proud to lead an organization that may redefine the landscape for regenerative therapeutics and transform the treatment paradigm for those suffering from the most common form of hearing loss.

We achieved several major milestones in 2019, advancing our hearing program, executing a global licensing and collaboration agreement, expanding our organization for the demands of future growth and taking the company public. We reported data from our Phase 1/2 study of FX-322, our lead product candidate for the treatment of sensorineural hearing loss (SNHL), in which we observed a hearing signal and the potential return of function in patients with hearing loss. We believe these results have never before been seen in hearing research and have positioned Frequency to advance what may be the first restorative, disease-modifying treatment for the millions of patients with SNHL. Our approach may potentially transform how this debilitating condition is treated beyond the device-based standard of care.

We entered into a global licensing and collaboration agreement for FX-322 with Astellas Pharma Inc. in a deal worth more than $600 million, including an $80 million up-front payment. Astellas has the rights to develop and commercialize FX-322 outside of the U.S., while Frequency maintains rights in the U.S. market.

Our Phase 2a trial of FX-322 commenced dosing in October 2019 and was followed by the U.S. Food and Drug Administration (FDA) granting FX-322 Fast Track designation, increasing our ability to engage with the agency regarding our ongoing development efforts.

Looking ahead, we believe 2020 will be a year critical to the growth of Frequency. As of this writing, we are still assessing the impact of COVID-19 on our business and Phase 2a clinical study, but we believe that we are in a strong position, both in terms of resources and study design, to meet our objectives. We will continue to drive our leadership in hearing regeneration, advance our program for remyelination in multiple sclerosis (MS), as well as actively evaluate new opportunities where we can leverage our progenitor cell activation (PCA) platform to further expand this emerging area of regenerative medicine.

Our hearing program and the importance of “clarity”

The cochlea is the organ within the ear that controls hearing. Within the cochlea are rows of inner and outer sensory (or hair) cells that help filter and tune sounds while also providing connections to the brain. When theses cells are damaged – either by noise, age or infection – they do not naturally regenerate. This damage can lead to sensorineural hearing loss, the primary cause of 90 percent of all hearing loss.

But underneath these rows of sensory cells are the progenitor cells that created the original hair cells when we were in utero. FX-322 is made of two small molecules that, when combined, aim to turn on these progenitor cells and enable the growth of new sensory cells (while also creating new progenitor cells) and potentially restore hearing.

In our Phase 1/2 study of FX-322, we observed clinically meaningful improvements in key measure of hearing function in SNHL patients. Most compelling were the increases we observed in certain subjects in their word recognition scores, an indication that these individuals were hearing more clearly. Clarity of sound is essential for hearing health – and we believe remains the largest unmet need in the treatment of hearing loss. While wearing devices such as hearing aids can increase volume, they increase sound into a broken system. FX-322 aims to repair that system to improve audibility and clarity.

Also, several subjects saw improvements in their pure tone audiometry scores at higher frequencies – which was a key finding as it is high frequencies where hearing loss typically starts.

The objectives of our double-blind, placebo-controlled, single- and repeat-dose Phase 2a study are to further establish the hearing signal observed in the Phase 1/2 study; evaluate the impact of multiple doses; and provide insights on endpoints and patient population for future studies. Subjects are carefully screened to ensure that their hearing deficit has not changed over several months, and only one ear is dosed, adding a third control in what we believe is a rigorously designed study.

We believe that quality of life for those using hearing aids (and for millions of untreated patients) can be transformed if FX-322 continues to show an impact on clarity – and may also potentially reduce the risks of other co-morbidities, as hearing loss is the largest modifiable risk factor for developing dementia and is also associated with depression and broader cognitive decline.

Building our pipeline beyond hearing

We continue to make progress in our efforts to advance a clinical candidate for remyelination in multiple sclerosis and intend to file an investigational new drug application in the second half of 2021. Our discovery efforts in MS also use a combination of small molecules, further building on our PCA approach.

Today, more than a dozen treatments slow MS disease progression or treat symptoms, but there are no therapies to reverse or repair damage. We see remyelination as the next frontier in MS research.

Beyond hearing and MS, we are also exploring the potential of our PCA approach in other disease areas, engaging with biopharma companies and academic labs, as we consider a wide range of potential new targets where we believe our technology platform can provide benefit for patients with devastating degenerative disease – and over time create a repeatable model for sustained, long-term growth.

Becoming FREQ

Our ambitious development efforts require significant capital, and we have secured funding that will enable us to pursue our immediate near-term opportunities.

On the heels of our Phase 1/2 data for FX-322, we closed a $62.0 million crossover round, led by Perceptive Advisors and a syndicate that included several new and existing investors.

Our agreement with Astellas last July yielded an additional $80 million for our FX-322 development efforts, and now our companies are working closely together toward conducting global clinical studies. There is the potential of $90 million in milestone payments when Astellas commences a Phase 2b study in Europe and Asia and an additional $140 million for a Phase 3 start in those regions.

In October of 2019, we raised gross proceeds of $88.6 million in our initial public offering, and Frequency began trading on the Nasdaq Global Select Market with the ticker symbol “FREQ.” We are thankful to J.P. Morgan, Goldman Sachs and Cowen, which were joint book-running managers for the offering. We ended 2019 with more than $217 million in cash, cash equivalents and short-term investments, funds that enable us to run our company into 2022.

As a research and development company, we are focusing these proceeds on innovation and science, being careful stewards of our investors’ capital as we carefully build our team with recognized leaders in hearing and MS research. In 2021, we plan to move to a new headquarters in Lexington, Mass., which will include laboratory facilities and will bring together employees from our Woburn, Mass., and Farmington, Conn., sites.

We are grateful to all clinical investigators and their staff and all of the individuals participating in our clinical studies. We deeply appreciate those who have invested their capital in our vision. And finally, I am amazed and inspired by the contributions of our team and their commitment to science and to finding new treatments for patients with debilitating diseases. It is an honor to work with this group.

What was once an audacious idea – creating a drug to help those with hearing loss – is now a unique opportunity to impact millions around the world.

I believe we are on our way to doing just that.

David L. Lucchino

Chief Executive Officer

5